Exhibit 5.1

June 16, 2014

Marin Software Incorporated

123 Mission Street

25th Floor

San Francisco, CA 94105

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) filed by Marin Software Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about June 16, 2014 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,717,794 issued and outstanding shares (the “Shares”) of the Company’s Common Stock, $0.001 par value (the “Common Stock”), all of which will be sold by certain selling stockholders of the Company (the “Selling Stockholders”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(a) the Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on March 27, 2013 and certified by the Delaware Secretary of State on March 27, 2013 (the “Restated Certificate”);

(b) the Company’s Bylaws, certified by the Company’s Secretary on March 27, 2013 (the “Bylaws”);

(c) the Agreement and Plan of Reorganization dated May 30, 2014 by and among the Company, Infinity Acquisition Sub, Inc., Infinity Acquisition Sub II, LLC, NowSpots, Inc. and Fortis Advisors LLC, as the Stockholders’ Agent (the “Merger Agreement”), the Certificate of Merger filed by NowSpots, Inc. with the Delaware Secretary of State on June 2, 2014 pursuant to the Merger Agreement and the Certificate of Merger filed by Infinity Acquisition Sub II, LLC with the Delaware Secretary of State on June 9, 2014 pursuant to the Merger Agreement;

(d) the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(e) the Prospectus prepared in connection with the Registration Statement (the “Prospectus”);

June 16, 2014

(f) corporate proceedings and actions of the Company’s Board of Directors (the “Board”) and stockholders with respect to the approval and/or adoption of (i) the Restated Certificate and the Bylaws, (ii) the Merger Agreement and the sale and issuance of the Shares, and (iii) the filing of the Registration Statement;

(g) records provided to us by the Company and its transfer agent regarding the Company’s authorized, issued and outstanding capital stock and options and warrants to purchase capital stock of the Company;

(h) a Certificate of Good Standing issued by the Delaware Secretary of State dated June 13, 2014, stating that the Company is duly incorporated, in good standing and has a legal corporate existence in the State of Delaware (the “Good Standing Certificate”);

(i) an Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”); and

(j) the Letter of Transmittal signed by the Selling Stockholders in connection with the issuance of the Shares described in the Merger Agreement.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents by the selling stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

The Company’s capital stock is uncertificated. We assume that the issued Shares will not be reissued by the Company in uncertificated form until any previously issued stock certificate representing such issued Shares have been surrendered to the Company in accordance with Section 158 of the Delaware General Corporation Law and that the Company will properly register the transfer of the Shares to the purchasers of such Shares on the Company’s record of uncertificated securities.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the State of California and the existing Delaware General Corporation Law. Without limitation, we express no opinion with respect to the federal laws of the United States of America or the securities or “blue sky” laws of any state.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Good Standing Certificate and representations made to us by the Company.

In connection with our opinion expressed in paragraph (2) below, we have assumed that there will not have occurred any change in law affecting the validity of the issuance of such Shares of Stock.

June 16, 2014

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon and subject to the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2) The 1,717,794 shares of Stock to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with the sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West LLP